EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

HECLA MINING COMPANY

/s/ David C. Sienko
Name:	David C. Sienko
Title:	Vice President & General Counsel
Dated:	April 3, 2015

RHL HOLDINGS, INC.

/s/ David A. Nelson
Name:	David A. Nelson
Title:	Vice President
Dated:	April 3, 2015